Exhibit 99

February 27, 2005	For Further Information
Kenn Ulrich, APR
619-397-5471
Discovery Bancorp 4th Quarter Earnings Rise by 138 Percent
     (San Marcos, CA) Net profits for Discovery Bancorp (OTCBB:DVBC) were $330,044, or $0.18 per share, for the fourth quarter of 2005, a gain of 138 percent over earnings of $138,689 or $0.13 per share, for the same period in 2004. Results for 2005 reflect the performances of both Discovery Bank and Celtic Capital Corp., a commercial finance company acquired in September 2005 and now operating as a wholly owned subsidiary of Discovery Bancorp.
     Discovery Bancorp’s earnings for 2005 totaled $552,681, or $0.42 per share, compared to $618,640, or $0.60 per share for Discovery Bank and Discovery Bancorp combined in 2004. The 2005 earnings included one-time expenses of $340,000 related to the Celtic Capital acquisition and $296,000 for costs attributable to the holding company reorganization. A tax benefit of $85,800 is included in 2004 earnings, a year that marked final utilization of the bank’s net operating loss allowance.
     “We had a very active and very good year in 2005,” said James P. Kelley, president and chief executive officer of Discovery Bancorp. “Pre-tax income was up by 62 percent, showing solid performance in daily operations. At the same time, we completed the acquisition of Celtic Capital Corp., raised more than $12 million in a stock offering, and received shareholder approval to form a bank holding company. We kept our eye on the ball and at the same time looked far down the playing field to remain competitive.”
     Total assets, loans and deposits for the company grew to record levels by Dec. 31, 2005. Assets rose to $164.6 million at Dec. 31, 2005, or 66 percent higher than $99.2 million at Dec. 31, 2004. Net loans at year-end 2005, including the newly acquired portfolio of Celtic Capital’s commercial loans, increased 68 percent to $134.3 million, from $80.0 million 12 months earlier. Total deposits reached $112.6 million at Dec. 30, 2005, or 41 percent above $79.7 million a year earlier.
     Steady growth in loan demand and the addition of Celtic Capital’s portfolio boosted the company’s interest income to a two-fold increase from the prior year. Interest income rose to $10.1 million for all of 2005, compared to $5.0 million for Discovery Bank for 2004. Net interest income advanced at a near-similar pace, to $6.9 million for 2005 from $3.8 million in 2004.
     Increases in loan originations and inclusion of Celtic Capital’s loans also led to a higher loan loss provision. For 2005, the loan loss provision totaled $786,361, compared to $237,798 for 2004, due to the above mentioned loan increase in loans outstandings. Net interest income after accounting for the loan loss provision increased 71 percent for the year, to $6.1 million for 2005 versus $3.6 million for 2004.
     The holding company’s taxes for 2005 were $401,863, an upward reversal of nearly one-half million dollars from the tax benefit offset in 2004 of $85,800.
     Stockholder’s equity as of Dec. 31, 2005, stood at $22.8 million, reflecting growth in the company’s core operations and the addition of $11.1 million in net proceeds from the mid-year stock offering. The company had 1,871,883 shares outstanding as of Dec. 31, 2005, compared to 1,037,298 at the end of 2004.
     Discovery Bancorp is a bank holding company serving the financial needs of small to medium-sized businesses, professionals and individuals through two principal subsidiaries – Discovery Bank and Celtic Capital Corp. Its headquarters are in San Marcos, Calif., a northern suburb of San Diego.

Discovery Bancorp Financial Highlights (Unaudited)

	As of	As of
	Dec. 2005	Dec. 2004
ASSETS
Cash & Cash Equivalents	14,854,337	6,583,876
Investments	6,007,994	5,397,357
Loans, Net	134,325,780	80,036,566
Other Assets	9,518,997	7,188,189

TOTAL ASSETS	164,707,108	99,205,988

LIABILITIES
Total Deposits	112,585,086	79,672,126
Borrowings Under Line of Credit	16,085,861	0
FHLB Advances	12,000,000	9,000,000
Other Liabilities	1,194,123	234,370
STOCKHOLDERS’ EQUITY	22,842,038	10,299,492

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	164,707,108	99,205,988

	Year Ended	4th Quarter	Year Ended	4th Quarter
	Dec. 2005	Dec. 2005	Dec. 2004	Dec. 2004
STATEMENT OF OPERATIONS
Interest Income	10,098,438	3,722,358	5,004,569	1,454,943
Interest Expense	3,184,802	1,124,808	1,180,334	367,894

NET INTEREST INCOME	6,913,636	2,597,550	3,824,235	1,087,049
PROVISION FOR LOAN LOSSES	786,361	153,539	237,798	29,100

Net Interest Profit After Provision for Loan Losses	6,127,275	2,444,011	3,586,437	1,057,949
Non-Interest Income	1,031,993	329,661	152,379	45,983
Non-Interest Expense	6,204,724	2,203,714	3,205,976	840,218

PRE TAX INCOME	954,544	569,958	532,840	263,714
Income Tax Provision (Benefit)	401,863	239,914	(85,800)	125,025

NET INCOME (LOSS)	552,681	330,044	618,640	138,689

Basic Earnings Per Share	0.42	0.18	0.60	0.13

Forward-Looking Statements – Statements in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs on future developments and their potential effects on the bank. There is no assurance that future developments affecting the bank will be those anticipated by management. Forward-looking statements involve risks and uncertainties, and actual results may differ from those projected in the forward-looking statements due to credit, market, operational, liquidity, interest rate and other risks.
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